Exhibit 4.17

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

300 RIVER HOLDINGS LLC

a Delaware limited liability company

Dated as of December 28, 2015

TABLE OF CONTENTS

I.	DEFINED TERMS		1
	1.01.	Defined Terms	1
	1.02.	Construction	10
II.	ORGANIZATION		11
	2.01.	Formation and Continuation	11
	2.02.	Name and Principal Place of Business.	11
	2.03.	Term	11
	2.04.	Registered Agent Registered Office and Foreign Qualification	11
	2.05.	Purposes	11
	2.06.	Powers	11
III.	MEMBERS		12
	3.01.	Admission of Members	12
	3.02.	Limitation on Liability	12
IV.	CAPITAL		12
	4.01.	Initial Capital Contributions	12
	4.02.	Reserved.	12
	4.03.	Additional Capital Contributions	12
	4.04.	Additional Capital Contribution Remedies.	12
V.	CAPITAL ACCOUNTS		14
	5.01.	Capital Accounts	14
	5.02.	Adjustments	14
	5.03.	Negative Capital Accounts	15
	5.04.	Transfers	15
	5.05.	Capital Account Balance	15
VI.	ALLOCATIONS AND DISTRIBUTIONS		15
	6.01.	Allocations of Net Profit and Net Loss	15
	6.02.	Regulatory Allocations.	16
	6.03.	Tax Allocations.	16
	6.04.	Withholding	17
	6.05.	Tax Matters.	17
	6.06.	Distributions.	19
VII.	MANAGEMENT		19
	7.01.	Management.	19
	7.02.	Managing Member	23
	7.03.	Control of Managing Member	23
	7.04.	Limited Power and Duties of the Members	23
	7.05.	Delegation to Officers	23
	7.06.	Affiliate Transactions	24
	7.07.	Other Activities	24
	7.08.	Sale Right.	24
	7.09.	Intentionally Omitted.	27
	7.10.	Intentionally Omitted	28

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VIII.	BOOKS AND RECORDS		28
	8.01.	Books and Records	28
	8.02.	Accounting and Fiscal Year	28
	8.03.	Reports	28
	8.04.	The Company Accountant	29
	8.05.	Loan Compliance	29
IX.	TRANSFER OF INTERESTS		29
	9.01.	No Transfer	29
	9.02.	Permitted Transfers	29
	9.03.	Transferees	30
	9.04.	Admission of Additional Members	30
X.	EXCULPATION AND INDEMNIFICATION		30
	10.01.	Indemnification.	30
	10.02.	Recourse Obligations.	31
	10.03.	Exculpation/Member Indemnification	32
XI.	DISSOLUTION AND TERMINATION		32
	11.01.	Dissolution and Termination.	32
	11.02.	Winding Up and Articles of Dissolution	33
XII.	REPRESENTATIONS AND WARRANTIES		33
	12.01.	Representations and Warranties of the Members.	33
XIII.	MISCELLANEOUS		35
	13.01.	Intentionally Omitted.	35
	13.02.	Notices	35
	13.03.	Further Assurances	36
	13.04.	Captions	36
	13.05.	Pronouns	36
	13.06.	Successors and Assigns	36
	13.07.	Extension Not a Waiver	36
	13.08.	No Third Party Rights	36
	13.09.	Severability	36
	13.10.	Entire Agreement	37
	13.11.	Counterparts.	37
	13.12.	Survival	37
	13.13.	Confidentiality	37
	13.14.	Governing Law	37
	13.15.	Dispute Resolution.	37
	13.16.	Amendments	39
	13.17.	Diligence	39
	13.18.	Title	39
	13.19.	Brokerage.	39

ii

SCHEDULES AND EXHIBITS

SCHEDULE A –	Percentage Interests; Capital Contributions
EXHIBIT A –	Description of Fee Interest
EXHIBIT B –	Heter Iska

iii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT
OF
300 RIVER HOLDINGS LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of 300 RIVER HOLDINGS LLC, a Delaware limited liability company (the “Company”), dated as of December 28, 2015, by and between 300 RIVER PLAZA ONE LLC, a Delaware limited liability company (together with its permitted successors and assigns, the “Mizrachi Member”), and OPTIBASE CHICAGO 300 LLC, a Delaware limited liability company (together with its permitted successors and assigns, the “Optibase Member”).

R E C I T A L S:

WHEREAS, the Company was formed on September 21, 2010 as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del. C §18-101, et seq.) (as amended from time to time; the “Act”) by the filing of the Certificate of Formation of the Company (the “Certificate of Formation”) in the office of the Secretary of State of the State of Delaware;

WHEREAS, the Company is governed by a Limited Liability Company Agreement, entered into as of September 21, 2010, as amended by a First Amendment to the Limited Liability Company Agreement of the Company, entered into as of 2011;

WHEREAS, pursuant to the terms of that Contribution Agreement dated as of December 24, 2015 by and among the Company, WKEM Riverside Member LLC (“Werner”), a Delaware limited liability company that, immediately prior to the effectiveness hereof, contributed and assigned its membership interests in the Company to the Company, the Mizrahi Member and the Optibase Member, the Optibase Member has been admitted as a Member to the Company;

WHEREAS, the parties hereto, being all of the Members of the Company, desire to enter into this Amended and Restated Limited Liability Company Agreement of the Company as of the date hereof, and this Agreement shall apply to and govern the management and operation of the Company from the date hereof and shall bind each and every present and future Member of the Company.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

I.  DEFINED TERMS

1.01.        Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

“Act” has the meaning set forth in the Recitals.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member s Capital Account as of the end of the relevant Fiscal Year, or portion thereof, after giving effect to the following adjustments:

(i)           Credit to such Capital Account any amounts which such Member is ·deemed to be obligated to restore pursuant to the penultimate sentences in Sections 1.704-2(g)(l) and 1.704-2(i)(5) of the Regulations; and

(ii)           Debit to such Capital Account the items described in Sections 1.704- l(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-l(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Additional Capital Call” has the meaning set forth in Section 4.04(b).

“Additional Capital Contribution” has the meaning set forth in Section 4.03.

“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Affiliated Person” has the meaning set forth in Section 10.01(b).

“Aggregate Annual Budget” means, with respect to any period, the Approved Annual Budget for that period less the payment of any fixed sum of rent under the Net Lease.

“Agreement” means this Limited Liability Company Agreement, including any Exhibits or Schedules attached hereto, as the same may be further amended or restated from time to time pursuant to the terms of this Agreement

“Annual Budget” means, collectively, (i) an operating budget setting forth the estimated revenues and expenses of Building LLC for the ensuing fiscal year, (ii) a capital budget, which shall include the proposed capital expenditures relating to the Building and sources of funds in connection therewith, including the projected time for, and amount of, any required Capital Contributions by the Members during the period covered by such budget (if the necessary funds cannot be obtained from third- party financing) and (iii) a leasing budget, goals and plan.

“Approved Annual Budget” means, from time to time, the Annual Budget most recently approved by the Members in accordance with this Agreement, provided that if an Annual Budget submitted for approval by the Managing Member has not been approved (or deemed approved) pursuant to the terms hereof, then the most recently approved Annual Budget, plus actual increases for fixed-cost items (e.g. taxes, utilities and insurance) shall be deemed the Approved Annual Budget.

“Approved Property Manager” means a nationally recognized third-party property management company acceptable to each Member in its reasonable judgment.

“Bankruptcy Event” shall mean, the occurrence of any of the following events with respect to any Person: (a) the filing by it of a voluntary petition in bankruptcy; (b) an adjudication that it is bankrupt or insolvent unless such adjudication is stayed or dismissed within 90 days, or the entry against it of an order for relief in any bankruptcy or insolvency proceeding unless such order is stayed or dismissed within 90 days; (c) the filing by it of a petition or an answer seeking for itself any reorganization, arrangement, composition, readjustment or similar relief under any statute, law or regulation; (d) the filing by it of an answer or other pleading admitting or failing to contest the material allegations of the petition filed against it in any proceeding of the nature described in the preceding clause (c); or (e) its consenting to or acquiescing in the appointment of a trustee or receiver of it or of all or any substantial part of its properties.

“Book Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)           The initial Book Value of any asset contributed (or deemed contributed) to the Company shall be the gross fair market value of such asset at the time of such contribution;

(ii)           The Book Values of all of the Company’s assets shall be adjusted to equal their respective gross fair market values (taking Code Section 770l(g) into account), as of the following times: (A) the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an Interest in the Company; (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); (D) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a partner capacity, or by a new Member acting in a partner capacity or in anticipation of becoming a Member; and (E) at such other times as reasonably determined by the Tax Matters Partner; provided, however, that the adjustments pursuant to clauses (B), (C) and (D) above shall be made only if the Tax Matters Partner determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii)           The Book Value of any item of Company assets distributed (or deemed distributed) by the Company to any Member shall be adjusted immediately prior to such distribution to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset as of the date of distribution; and

(iv)           The Book Values of Company assets shall take into account any adjustments to the adjusted basis of any asset of the Company pursuant to Section 734 or Section 743 of the Code in determining such asset’s Book Value in a manner consistent with Regulations Section 1.704-l(b)(2)(iv)(m).

If the Book Value of an asset has been determined or adjusted pursuant to clause (i), (ii) or (iv) above such Book Value shall thereafter be adjusted in the same manner as would the asset’s adjusted basis for federal income tax purposes, except that Depreciation shall be computed based on the asset’s Book Value as so determined, rather than on its adjusted tax basis.

“Building” means that certain building known as 300 South Riverside Plaza, Chicago, Illinois.

“Building LLC” means South Riverside Building LLC, a Delaware limited liability company.

“Business Day” means any day that is not a Saturday, Sunday, a day on which banks are required or permitted to be closed in the State of New York or the two days of Rosh Hashana, Yom Kippur, the first two days of Sukkot, Shemini Atzteret, Simchat Torah, the first two and last two days of Passover and the two days of Shavuot.

“Buy-Sell Notice” has the meaning set forth in Section 7.08(a).

“Cancel Option” has the meaning set forth in Section 4.04(b)(i).

“Cancelled Additional Capital Contribution” has the meaning set forth in Section 4.04(b)(i).

“Capital Account” means the separate account maintained for each Member under Section 5.01.

“Capital Contribution” means, with respect to any Member, any actual or deemed contribution to the capital of the Company made by such Member pursuant to this Agreement, including, without limitation, Initial Capital Contributions and Additional Capital Contributions.

“Capital Event” means (i) a sale of assets of the Company or any Subsidiary (including the sale of any of the membership interests in the Subsidiary), exclusive of sales or other dispositions of tangible personal property in the ordinary course of business; (ii) funding of any loan to the Company or any Subsidiary, excluding Priority Member Loans and short term borrowing in the ordinary course of business; (iii) condemnation of all or any part of or an interest in any real property that is owned by the Company or any Subsidiary through the exercise of the power of eminent domain; (iv) any loss of all or a portion of any real property that is owned by the Company or any Subsidiary or an interest therein by casualty) failure of title or otherwise; and (v) the release of any amounts reserved in connection with any Capital Event.

“Capital Event Costs” means, with respect to a sale or refinance of the Tenant’s Lease Interest or any interest therein, the cost of any diligence, title, brokerage and legal costs incurred in connection with such sale or refinance of the Tenant’s Lease Interest (or interest therein).

 “Capital Event Fee” means a fee equal to 3% of the gross proceeds of any direct or indirect sale or refinance of all or substantially all of the Property by the Company or its subsidiaries, provided that to the extent a Capital Event Fee has been paid in connection with a Capital Event, a Capital Event Fee shall only be payable on the positive difference between the gross proceeds from the second Capital Event and the gross proceeds for the Capital Event for which the Capital Event Fee was previously paid.

“Capital Event Proceeds” means the cash proceeds received by the Company from any Capital Event, less (i) transaction costs payable in connection with such Capital event, other than Capital Event Costs, (ii) amounts required to pay the debt of the Company (other than Leasing Expense Loans, Capital Loans, the Senior Notes and Junior Notes) or any of its Subsidiary then due and owing to any Person, that has made any loan or financing available to the Company or such Subsidiary, (iii) operating expenses, capital expenditures and other cash expenditures of the Company then due and owing, and (iv) the Capital Event Fee.

“Capital Loan” has the meaning set forth in Section 4.04(c)(1)(i).

“Certificate of Formation” has the meaning set forth in the Recitals.

“Closing Costs” means costs payable by the Company and/or each Subsidiary in order to effectuate the Closing.

“Code” means the Internal Revenue Code of 1986, as amended. “Company” has the meaning set forth in the Preamble.

“Company Accountant” has the meaning set forth in Section 8.04.

“Consenting Member” means each of the Mizrachi Member and the Optibase Member.

“Contributing Member” has the meaning set forth in Section 4.04(b).

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person through the ownership of voting securities or similar ownership interests; provided, that a Person may still have Control of a specified Person notwithstanding that one or more third parties may have rights to participate in major decisions of the specified Person.

“Conversion Election” has the meaning set forth in Section 4.04(b)(iii).

“Converted Amount” has the meaning set forth in Section 4.04(b)(iii).

“Demand for Valuation” has the meaning set forth in Section 7.08(d).

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year, except that (i) with respect to any asset the Book Value of which differs from its adjusted tax basis for federal income tax purposes at the beginning of such Fiscal Year and which difference is being eliminated by use of the “remedial method” as defined by Section 1.704-3(d) of the Regulations, Depreciation for such Fiscal Year shall be the amount of Book Value recovered for such Fiscal Year under the rules prescribed by Section 1.704-3(d)(2) of the Regulations, and (ii) with respect to any other ass the Book Value. of which differs from its adjusted tax basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that in the case of clause (ii) above, if the adjusted tax basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Book Value using any method selected by the Tax Matters Partner.

“Distribution Amount” has the meaning set forth in Section 7.08(b).

“Election Deadline” has the meaning set forth in Section 7.08(c).

“Election Notice” has the meaning set forth in Section 7.08(c).

“Emergency” means a situation impairing or imminently likely to impair structural support of any portion of the Building or causing or imminently likely to cause bodily injury to persons or material physical damage to property.

“Family Member” means a spouse, sibling, or any legal descendant or any trust for the benefit of any of them.

“Fee Interest” means that certain fee above a plane located at 300 South Riverside, Chicago, Illinois, and more particularly described on Exhibit A hereto.

“Fiscal Year” has the meaning set forth in Section 8.02.

“Indemnified Person” has the meaning set forth in Section 10.01(a).

“Initial Capital Contributions” has the meaning set forth in Section 4.01.

“Initiating Member” has the meaning set forth in Section 7.08(a).

“Initiating Member Distribution Amount” has the meaning set forth in Section 7.08(c).

“Interest” means, with respect to any Member at any time, the interest of such Member in the Company at such time, including the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement

 “IRR” means as of any date of a cash distribution to a Member, a specified internal rate of return that, when used as a discount rate, causes the net present value of the cumulative distributions made to such Member to equal the net present value of the Capital Contributions funded by such Member. For purposes of this definition (i) net present value shall be determined using quarterly compounding periods and (ii) each Capital Contribution funded by a Member shall be deemed made and each distribution of cash (including any return of a Capital Con1ribution) received by such Member on account of Capital Contributions shall be deemed to have been received, as of the date actually made or received.

“IRR Condition” means an IRR with respect to the Capital Contributions of the Members of not less than 18 percent (18%), provided that in connection with any sale of the Tenant’s Lease Interest prior to the second anniversary of this Agreement, the IRR Condition shall mean a return with respect to the Capital Contributions of the Member that would allow for an IRR with respect to the Capital Contributions of not less than 18% for two (2) years.

“Junior Notes” means, collectively, the promissory notes to the Junior Note Holders in the aggregate original principal balance of $60,000,000.00.

“Junior Note Holders” means collectively, Werner, the Mizrachi Member.

“Leasing Expenses” has the meaning set forth in Section 4.03 below.

“Leasing Expense Loan” has the meaning set forth in Section 7.01(b)(iii).  A Leasing Expense Loan may be superior to or pari passu with the loans evidenced by the Senior Notes, as determined by the Managing Member in its sole discretion.

“Loan” means any financing obtained or assumed by the Company or one or more Subsidiaries but specifically excluding the loans evidenced by the Senior Notes and the Junior Notes and any Priority Member Loan or Capital Loan.

“Major Decision” has ·the meaning set forth in Section 7.01(a).

“Major Lease” means (i) a lease demising a full floor or more of the Building; (ii) a lease demising 50,000 square feet or more of the Building; or (iii) a lease of space in the Building, when aggregated with other leases to the same tenant or such tenant’s Affiliates, demise a full floor or more of the Building in the aggregate or 50,000 square feet or more of the Building.  For purposes hereof, the parties agree that the pending lease with Cars.com or its affiliates on the terms described in the Term Sheet dated as of for approximately 165,000 square feet of space at the Building is approved.

“Managing Member” has the meaning set forth in Section 7.02.

“Member” or “Members” means one or more (as the case may be) of the Mizrachi Member, the Optibase Member and any other Person who, from time to time, is admitted as a member of the Company in accordance with this Agreement and applicable law, so long as such Person continues as a member of the Company.

“Mizrachi Member” has the meaning set forth in the Preamble.

“Net Cash Flow” means, with respect to any period, (i) (A) the gross cash proceeds derived by the Company during such period from any source (other than Capital Event Proceeds) plus any amounts released for distribution from previously established reserves, less (B) the portion thereof used to pay or establish reserves for all Company operating expenses, debt service payments (including, without limitation, debt service payments with respect to Permitted Financing, but excluding debt service payments with respect to the Leasing Expense Loans, Senior Notes and the Junior Notes), capital improvements and other cash expenditures of the Company, all as determined by the Managing Member in its reasonable discretion (but subject to Section 7.01(a)(xxv) below); plus (ii) any Capital Event Proceeds.

“Net Lease” means that certain Amended and Restated Ground Lease made as of February 10, 2015 by and between Lionshead 110 Riverside LLC and Lionshead 53 Riverside LLC, as Lessor, and Building LLC, as Lessee.

“Net Profits” and “Net Losses” means for any period the taxable income or loss, respectively, of the Company for such period, in each case as determined for federal income tax purposes, but computed with the following adjustments:

(v)           items of income, gain, loss and deduction (including, without limitation, gain or loss on the disposition of any Company asset and Depreciation) shall be computed based upon the Book Value of the Company’s assets rather than upon such assets’ adjusted bases for federal income tax purposes;

(vi)          any tax-exempt income received by the Company shall be deemed for these purposes only to be an item of gross income;

(vii)         any expenditure of the Company described in Section 705(a)(2)(B) of the Code (or treated as described therein pursuant to Regulations under Section 704(b) of the Code) shall be treated as a deductible. expense; ·

(viii)        there shall be taken into account any separately stated items under Section 702(a) of the Code;

(ix)           if the Book Value of any Company asset is adjusted pursuant to clauses (ii) or (iv) of the definition thereof, the amount of such adjustment shall be taken into account in the period of adjustment as gain or loss from the disposition or deemed disposition of such asset for purposes of computing Net Profits and Net Losses; and

(x)            items of income, gain, loss, or deduction or credit allocated pursuant to Section 6.02 shall not be taken into account.

“Non-Contributing Member” has the meaning set forth in Section 4.04(b).

“Offer Price” has the meaning set forth in Section 7.08(b).

“Optibase Parent Company” means Optibase Ltd., an Israeli company.

“Percentage Interest” means, the percentage of Interests in the Company that are owned by the Members as set forth on Exhibit A, as such percentages may be increased or decreased pursuant to Section 4.04(b)(iii) or as otherwise provided in this Agreement.

“Permitted Financing” has the meaning set forth in Section 7.01(b)(iii).

“Permitted Successor Control Party” means David Werner, Adam Mizrachi or any reputable Person possessing substantial experience in owning and/or operating properties similar to the Building and otherwise satisfying the requirements, if any, of the documents evidencing or securing any then-existing Loan, and otherwise reasonably acceptable to the Optibase Member.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Permitted Financing” has the meaning set forth in Section 7.01(b).

“Permitted Optibase Transferee” means any publicly traded company, financial institution, insurance company, pension fund, or other company with experience in owning or investing in real estate and which is not a Prohibited Person or controlled by a Prohibited Person and reasonably acceptable to the Mizrachi Member.

“Post-Transfer Liabilities” has the meaning set forth in Section 7.08(f).

“Preferred Return” means a cumulative return, calculated in the same manner as interest, compounded monthly, at a rate of twenty percent (20%) per annum or such lesser amount as represents the maximum rate permitted by law from time to time.

“Priority Member Loan” means, with respect to any Contributing Member, any advance made by such Contributing Member on behalf of a Non-Contributing Member and designated or characterized by the Contributing Member as a Priority Member Loan pursuant to Section 4.04(b).

“Prohibited Person” means any Person identified on the OFAC List or any other Person with whom a U.S. Person may not conduct business or transactions by prohibition of Federal law or Executive Order of the President of the United States of America.

“Property Sale Notice” has the meaning set forth in Section 7.08(b).

“Property Sale Procedures” has the meaning set forth in Section 7.08(a).

“Qualified Appraiser” has the meaning set forth in Section 7.08(b).

“Recipient Member” has the meaning set forth in Section 7.08(b).

“Recipient Sale Option” has the meaning set forth in Section 7.08(c).

“Recourse Obligation” has the meaning set forth in Section 10.02(a).

“Recourse Obligation Capital Call” has the meaning set forth in Section 10.02(a).

“Regulations” means the income tax regulations promulgated under the Code.

“Removal Event” has the meaning set forth in Section 7.09(a).

“Regulatory Allocations” has the meaning assigned to it in Section 6.02(e).

“Securities Act” has the meaning set forth in Section 12.01(a)(vi).

“Securities Laws” has the meaning set forth in Section 12.01(a)(vi).

“Senior Notes” means, collectively, those certain promissory notes, credit agreements or other funding agreements entered into by the Company to evidence and secure up to $40,000,000 of available credit.

“Senior Note Holders” means collectively, the holders of the Senior Notes, who may be Affiliates of Members of the Company or the Members, together with their respective successors and assigns.

“Subsidiary” means each of Building LLC and any other entity Controlled or owned, directly or indirectly, by the Company, through which the Company shall hold an interest, whether directly or indirectly (including, without limitation, general and/or limited partnership interests in a limited partnership or limited liability company membership interests in a limited liability company) in any asset.

“Tax Matters Partner” has the meaning set forth in Section 6.05(a).

“Taxing Authority” has the meaning set forth in Section 6.04.

“Tenant’s Lease Interest” means the interest of Building LLC as Lessee in the Net Lease.

“Termination Election” has the meaning set forth in Section 7.10.

“Third Party” means a bona fide third party in which no Member or its Affiliates has any direct or indirect ownership interest and which is not otherwise an Affiliate of a Member.

 “Third Party Sale Option” has the meaning set forth in Section 7.08(c).

“Transfer” has the meaning set forth in Section 9.01.

“U.S. Government Restricted Lists” means, (a) the two (2) lists maintained by the United States Department of Commerce (Denied Persons and Entities; the Denied Persons), (b) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (c) the list maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

“Werner” has the meaning set forth in the Recitals.

“Optibase Member” has the meaning set forth in the Preamble.

1.02.        Construction. Words used herein, regardless of the number or any gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires, and, as used herein, unless the context clearly requires otherwise, the words “hereof,” “herein,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provisions hereof. References herein to any Article, Section, Schedule or Exhibit shall be to an Article, a Section, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The word “or” is not exclusive. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

II.  ORGANIZATION

2.01.        Formation and Continuation. The Company was formed as a limited liability company under the laws of the State of Delaware by the filing of the Certificate of Formation on September 21, 2010 pursuant to the Act. The Managing Member shall file and record with the proper offices in the State of Delaware and any other state in which the Company does business, such further certificates and other filings as shall be required or advisable under the Act or applicable law. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement to the extent that the rights, powers, duties, obligations and liabilities of the Members are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

2.02.        Name and Principal Place of Business.

(a)           The name of the Company is 300 River Plaza Holdings LLC. All business of the Company shall be conducted under such name, and title to all assets of the Company shall be held in such name.

(b)           The principal place of business and office of the Company shall be initially located at c/o The Mizrachi Group, LLC, 7700 Congress Avenue, Suite 3106, Boca Raton, Florida 33487. Such principal place of business and office of the Company may be changed from time to time by the Managing Member.

2.03.        Term. The term of the Company commenced on the date of the filing of the Certificate of Formation pursuant to the Act and shall continue in full force and effect until the dissolution and termination of the Company pursuant to Article XI.

2.04.        Registered Agent Registered Office and Foreign Qualification. The address of the Company’s registered office shall be at the offices of its registered agent, as set forth in the Certificate of Formation. The address of the Company’s registered office and registered agent of the Company may be changed from time to time by the Managing Member by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State pursuant to the Act.

2.05.        Purposes. Subject to the limitations set forth herein, the business and purpose of the Company shall be to acquire, hold, maintain, operate, improve, renovate, expand, originate, use, lease, finance, refinance, manage, develop, dispose of and otherwise deal with, directly or through one or more direct or indirect Subsidiaries, the Building, and the Tenant’s Lease Interest and to engage in any and all activities as are related or incidental to each of the foregoing.

2.06.        Powers. The Company shall have the power to do anything and everything necessary, suitable or proper for the accomplishment of or in furtherance of the purposes set forth above, and to do every other act or acts, thing or things, incidental or appurtenant to or arising from or corrected with any of such purposes. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by, the Managing Member as provided herein.

III.  MEMBERS

3.01.        Admission of Members. The Mizrachi Member and the Optibase Member are the only Members of the Company as of the date hereof. Except as expressly permitted by this Agreement, no other Person shall be admitted as a member of the Company and no other Person has the right to take part in the ownership of the Company.

3.02.        Limitation on Liability. Except as otherwise expressly provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company, solely by reason of being a Member of the Company.

IV.  CAPITAL

4.01.        Initial Capital Contributions. As of the date hereof, each Member is deemed to have made a Capital Contribution in the amount set forth next to such Member’s name on Schedule A under the column marked “Initial Capital Contributions” (the “Initial Capital Contributions”).

4.02.        Reserved.

4.03.        Additional Capital Contributions. Each Member will contribute additional Capital Contributions (“Additional Capital Contributions”) to the Company (i) as and when requested by the Managing Member in its reasonable discretion to fund operating expenses of the Company and its business to the extent such expenses were contemplated in the applicable Approved Annual Budget and the amount payable does not exceed the amount budgeted for the particular expense by more than ten percent (10%) or five percent (5%) of the total Aggregate Annual Budget, (ii) to pay any expenses necessitated by an Emergency, (iii) to pay any expenses necessary to comply with legal requirements necessitated by any Governmental Authority, (iv) reserved (v) to fund leasing expenses (including, without limitation, tenant work allowances, the cost of tenant improvements and brokerage expenses) with respect to leases and lease modifications entered into in accordance with this Agreement (collectively, “Leasing Expenses”), (vi) to fund other expenses approved by the Members; and (vii) to pay or reimburse a Recourse Obligation pursuant to Section 10.02.  Notwithstanding anything contained herein to the contrary, the aggregate Additional Capital Contributions that may be requested by the Managing Member to fund Leasing Expenses shall not exceed $10,000,000.00.

4.04.        Additional Capital Contribution Remedies.

(a)           All Capital Contributions made pursuant to this Article IV shall be made by wire transfer of funds to the Company account designated in the applicable capital call notice, and any reimbursements or distributions to any Member required by or provided in this Agreement shall be made by wire transfer of funds to such account as designated in writing by such Member. Except upon the dissolution of the Company or as may be specifically provided in this Agreement (including Section 7.10), no Member shall have the right to demand or to receive the return of all or any part of its Capital Contributions to the Company.

(b)           Additional Capital Contributions shall be made upon thirty (30) days prior written notice from the Managing Member to the Members (an “Additional Capital Call”), or sooner if deemed necessary by the Managing Member in connection with an Additional Capital Contribution required pursuant to Sections 4.03(ii) and 4.03(iii).  No Member shall be required to or may make a Capital Contribution to the Company except as provided in this Article IV.

(c)           If any Member (the “Non-Contributing Member”) fails to timely make any Additional Capital Contribution (or any portion thereof) required pursuant to Section 4.03 hereof within the timeline set forth in the applicable Additional Capital Call, and the other Member (the “Contributing Member”) has made its required share of such Additional Capital Contribution, then the Contributing Member may, at its election:

(i)            demand and receive from the Company the full and immediate return of the Additional Capital Contribution funded by the Contributing Member (the “Cancel Option” and the amount so returned to the Contributing Member, the “Cancelled Additional Capital Contribution”), in which event the Contributing Member may elect to fund all or any portion of the applicable Additional Capital Call as a loan to the Company (a “Capital Loan”) which Capital Loan shall be deemed a loan to the Company and accrue interest at the Preferred Return (and which Capital Loan shall, subject to the terms of the Senior Notes and any Leasing Expense Loans, be paid out of Net Cash Flow prior to any other distributions under Section 6.06 hereof); or

(ii)           provided that the Contributing Member does not exercise the Cancel Option, advance all or any portion of each Non-Contributing Member’s share of such required Additional Capital Contribution, in which event the Additional Capital Contributions made by the Contributing Member on behalf of the Non-Contributing Member in respect of the related request therefor (i.e., only the Non-Contributing Member’s portion thereof) shall be designated as a Priority Member Loan entitled to a Preferred Return thereon; provided, however, that such Priority Member Loan will be considered and treated as a loan to the Non-Contributing Member followed by an Additional Capital Contribution by the Non-Contributing Member to the Company; and

(iii)           to the extent the Non-Contributing Member does not repay any such Priority Member Loan and any Preferred Return accrued and unpaid thereon within one hundred and eighty (180) days of the date on which it was advanced by the Contributing Member, the Contributing Member shall have the one time right for each Priority Member Loan to convert all or a portion of such Priority Member Loan, together with any Preferred Return accrued and unpaid thereon (the amount so converted, the “Converted Amount”), into an Additional Capital Contribution to the Company made by such Contributing Member as of the date of such election in full or partial substitution for the deemed Additional Capital Contribution of the Non-Contributing Member to which it relates (a “Conversion Election”). Upon a Conversion Election, the Percentage Interest of the Contributing Member shall be increased (but not above one hundred) such that, immediately after such increase, the Percentage Interest of the Contributing Member shall be a percentage equal to (A) the sum of (I) the Contributing Member’s Initial Capital Contribution, (II) the Contributing Member’s Additional Capital Contributions other than the Converted Amount and (III) the Converted Amount, over (B) the sum of (I) the Initial Capital Contribution made by the Members and (II) the Additional Capital Contributions made by the Members to the Company prior to such default (including the applicable Additional Capital Contributions resulting from the Conversion Election described in this Section 4.04), and, concomitantly, the Percentage Interest of the Non-Contributing Member shall be decreased to a percentage equal to 100% less the Contributing Member’s new Percentage Interest.

(d)           Until a Priority Member Loan and the Preferred Return thereon have been paid in full by the Non-Contributing Member and to the extent such Priority Member Loan was not converted as provided in Section 4.04(b)(iii) above, the Priority Member Loan shall be repaid out of any distributions of Net Cash Flow made pursuant to this Agreement to which any Non Contributing Member for whose account the Priority Member Loan was made would otherwise be entitled (but such distributions actually paid to the Contributing Member shall, nonetheless, constitute a distribution to any such Non-Contributing Member for purposes of this Agreement), and such payments shall be applied first to the payment of accrued but unpaid interest on the Priority Member Loan and then to the payment of the outstanding principal, until the Priority Member Loan is repaid in full. The payment of any Preferred Return under this Agreement shall be subject to a “Heter Iska” in the form attached hereto as Exhibit B or such other form as may be mutually acceptable to the Members.

(e)           The rights, powers or remedies conferred upon the Contributing Member in this Section 4.04 shall be exclusive and no Member shall be personally liable for its obligations to make Additional Capital Contributions in excess of its Interests in the Company, provided that in addition to such rights, powers or remedies conferred herein, the Contributing Member shall have the right to sue for specific performance in connection with a Conversion Election in Section 4.04(c)(iii) above. No course of dealing between the Contributing Member and any NonContributing Member and no delay in exercising any right, power or remedy conferred in this Section 4.04 shall operate as a waiver or otherwise prejudice any such right, power or remedy.

(f)            Prior to entering into any Senior Notes or increasing the funding thereunder the, Company shall first offer each of the  Members the  opportunity to fund their pro rata share of the amount of the Senior Notes by providing advanced written notice of ten (10) days.  Each Member shall have the right, but not the obligation to fund its share of the Senior Note funding.

V.  CAPITAL ACCOUNTS

5.01.        Capital Accounts. A capital account (“Capital Account”) shall be maintained for each Member in accordance With Section 704(b) of the Code and Regulations Sections 1.704-l(b) and 1.704-2. The initial balance in each Member’s Capital Account shall be as set forth on Schedule A.

5.02.        Adjustments. The Capital Account of each Member shall be increased by (i) the amount of any cash contributed by such Member to the capital of the Company, (ii) the Book Value of any property contributed by such Member to the capital of the Company (net of liabilities that the Company is considered to assume, or take property subject to, under Section 752 of the Code), (iii) such Member’s share of Net Profits (as determined in accordance with Section 6.01) and (iv) any income and gain allocated to such Member pursuant to Section 6.02. The Capital Account of each Member shall be decreased by (w) the amount of all cash distributions to such Member, (x) the Book Value of any property distributed to such Member by the Company (net of liabilities that the Member is considered to assume, or take property subject to, under Section 752 of the Code), (y) such Member’s share of Net Losses (as determined in accordance with Section 6.01), and (z) any deductions and losses allocated to such Member pursuant to Section 6.02.

5.03.           Negative Capital Accounts. No Member shall be required to make up a negative balance in its Capital Account.

5.04.           Transfers. If any Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

5.05.           Capital Account Balance. Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account balance of any Member, the Capital Account balance of such Member shall be determined after giving effect to all allocations pursuant to Sections 6.01 and 6.02 and all contributions and distributions made prior to the time as of which such determination is to be made.

VI.  ALLOCATIONS AND DISTRIBUTIONS

6.01.           Allocations of Net Profit and Net Loss. After the application of Section 6.02, Net Profit and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction, and credit) for any taxable year, or portion thereof, shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, and after taking into account actual distributions made during such taxable year, or portion thereof: is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member pursuant to Section 11.02 hereof if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities, including the Company’s share of any liability of any entity treated as a partnership for U.S. federal income tax purposes in which the Company is a partner, were satisfied (limited with respect to each non-recourse liability to the Book Value of the assets securing such liability) and the net assets of the Company were distributed in accordance with Section 11.02 to the Members immediately after making such allocation, minus (ii) such Member’s share of Company minimum gain and Member nonrecourse debt minimum gain determined pursuant to Regulations Sections 1.704-2(g)(l) and 1.704-2(i)(5), computed immediately prior to the hypothetical sale of assets.  Subject to the other provisions of this Article VI, an allocation to a Member of a share of Net Profit or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Profit or Net Loss.

6.02.        Regulatory Allocations.

(a)           Notwithstanding any other provision of this Agreement, (i) “partner nonrecourse deductions” (as defined in Regulations Section 1.704-2(i)), if any, of the Company shall be allocated for each period to the Member that bears the economic risk of loss within the meaning of Regulations Section 1.704-2(i) and (ii) “nonrecourse deductions” (as defined in Regulations Section 1.704-2(b)) and excess nonrecourse liabilities” (as defined in Regulations Section 1.752-3(a)), if any, of the Company shall be allocated to the Members in accordance with their respective Percentage Interests.

(b)           This Agreement shall be deemed to include “qualified income offset,” “minimum gain chargeback” and “partner nonrecourse debt minimum gain chargeback” provisions within the meaning of the Regulations under Section 704(b) of the Code. Accordingly, notwithstanding any other provision of this Agreement, items of gross income shall be allocated to the Members on a priority basis to the extent and in the manner required by such provisions.

(c)           To the extent that Net Loss or items of loss or deduction otherwise allocable to a Member hereunder would cause such Member to have an Adjusted Capital Account Deficit as of the end of the taxable year to which such Net Loss, or items of loss or deduction, relate (after taking into account the allocation of all items of income and gain for such taxable period), such Net Loss, or items of loss or deduction, shall not be allocated to such Member and instead shall be allocated to the Members in accordance with Section 6.01 as if such Member were not a Member.

(d)           If any Member has an Adjusted Capital Account Deficit at the end of any taxable year that is in excess of the sum of the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.02(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VI have been made as if Section 6.02(c) and this Section 6.02(d) were not in this Agreement.

6.03.        Tax Allocations.

(a)           For federal income tax purposes, except as otherwise provided in this Section 6.03, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its corresponding item of book income, gain, loss or deduction is allocated pursuant to Sections 6.01 and 6.02.

(b)           In accordance with Sections 704(b) and 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any Company asset contributed (or deemed contributed) to the capital of the Company shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such Company asset for federal income tax purposes and its Book Value upon its contribution (or deemed contribution) using the “traditional method” under Regulations Section 1.704-3(b). If the Book Value of any Company asset is adjusted, subsequent allocations of taxable income, gain, loss and deduction with respect to such Company asset shall take account of any variation between the adjusted basis of such Company asset for federal income tax purposes and the Book Value of such Company asset using the “traditional method” under Regulations Section 1.704-3(b).

(c)           If a Member acquires an Interest, redeems all or a portion of its Interest or transfers an Interest during a taxable year, the Net Profit or Net Loss (and other items referred to in Sections 6.01 and 6.02) attributable to any such Interest for such taxable year shall be allocated between the transferor and the transferee by closing the books of the Company as of the date of the transfer, or by any other method permitted under Section 706 of the Code and the Regulations thereunder that is selected by the Tax Matters Partner.

(d)           The provisions of this Article VI (and other related provisions in this Agreement) pertaining to the allocation of items of Company income, gain, loss, deductions, and credits shall be interpreted consistently with the Regulations, and to the extent unintentionally inconsistent with such Regulations, shall be deemed to be modified to the extent necessary to make such provisions consistent with the Regulations.

6.04.        Withholding. The Company will at all times be entitled to make payments with respect to each Member in amounts required to discharge any obligation of the Company to withhold or make payments to any U.S. federal, state, local or foreign taxing authority (“Taxing Authority”) with respect to any distribution or allocation of income or gain to such Member and to withhold (or deduct) the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 6.04 shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement. If the Company makes any payment to a Taxing Authority in respect of a Member hereunder that is not withheld from actual distributions to the Member, then the Member shall promptly reimburse the Company for the amount of such payment, on demand, and any outstanding amount not paid by the Member shall accrue interest owed to the Company at a rate of 15% per annum, compounded monthly.  The amount of a Member’s reimbursement obligation under this Section 6.04, to the extent not paid, shall be deducted from the distributions to such Member; any amounts so deducted shall constitute a repayment of such Member’s obligation hereunder. Each Member’s reimbursement obligation under this Section 6.04 shall continue after such Member transfers its interest in the Company or after a withdrawal by such Member.  Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have. Each Member agrees to indemnify and hold harmless the Company and the other Member from and against any liability with respect to taxes, interest or penalties which may be asserted by reason of the failure to deduct and withhold tax on amounts distributable or allocable to such Member. Any amount payable as indemnity hereunder by a Member will be paid promptly to the Company, and if not so paid, the Company will be entitled to retain any distributions due to such Member for all such amounts.

6.05.        Tax Matters.

(a)           Tax Matters Partner. The “Tax Matters Partner” of the Company shall be the Managing Member as tax matters partner. The Tax Matters Partner shall be authorized to take any action permitted by the Code, in addition to extending the statute of limitations on behalf of the Company, submitting any written material to any taxing authority, settling or offer to settle any controversy, selecting the Company’s choice of litigation forum in a tax controversy or taking any other action in its capacity as Tax Matters Partner. The Tax Matters Partner shall be reimbursed by the Company for any reasonable expenses incurred in its capacity as Tax Matters Partner.

(b)           Tax Elections. All elections and other tax decisions by the Company for federal income tax or other tax purposes shall be made by the Tax Matters Partner.  The Company shall make an election under Section 754 of the Code to adjust the basis of its assets as provided by Sections 734 and 743 of the Code for its taxable year that includes the date hereof.  Notwithstanding the foregoing, in the event that the Optibase Member requires, as a result of regulatory or other legal requirements governing the Optibase Member or its affiliates, that the Company make a tax election not otherwise provided for herein, the Company shall not unreasonably withhold its consent to such election provided that such election does not have a negative effect on the Managing Member, the Company, the Tenant’s Lease Interest or the Building.

(c)           Tax Returns.  All U.S. Federal, state and local income tax returns shall be prepared by the Company Accountant under the direction of the Managing Member.  The Managing Member shall cause the Company Accountant to submit drafts of all tax returns (including all related schedules and exhibits and upon request, copies of all supporting workpapers) to the Members, together with a request for comments on their contents, at least thirty (30) days prior to the required filing date (with extensions).  The Managing Member shall file or cause to be filed all such tax returns required to be filed by or on behalf of the Company.  All costs and expenses associated with the preparation and filing of tax returns and other tax work required shall be paid or reimbursed by the Company.

(d)           Information to be Provided in Connection With Tax Returns.  Within seventy-five (75) days after the end of each Fiscal Year of the Company, the Managing Member shall send  (or shall cause the Company Accountant to send) to each person or entity who was a Member at any time during the Fiscal Year then ended a Schedule K-1 and such partnership tax information necessary for the preparation by such person or entity of its United States federal, state and local tax returns in accordance with any applicable laws, rules and regulations then prevailing. Such information shall include a statement showing such Member’s share of distributions, income, gain, loss, deductions and expenses and other relevant fiscal items of the Company for such fiscal year.  Upon the request of the Optibase Member, the Managing Member shall endeavor to provide the Optibase Member with such additional information as shall be required pursuant to rules and regulations applicable to publicly traded companies in Israel and the United States provided that Optibase shall pay the amount of any out-of pocket costs incurred in producing such additional information.  Without limitation of the foregoing, promptly upon the request of any Member, the Managing Member will furnish to such Member: (i) all United States federal, state and local income tax returns or information returns, if any, which the Company has filed; and (ii) if applicable, such other information as such Member may reasonably request for the purpose of applying for refunds of withholding taxes.

6.06.        Distributions. Except as provided to the contrary in Sections 4.04(c) and (d), the Company’s Net Cash Flow (to the extent and when available, but not less often than quarterly) shall be applied as follows:

(i)            First, to the Senior Note Holders, until all accrued and unpaid interest on the Senior Notes has been paid;

(ii)           Second, to the Senior Note Holders, until the entire principal amount on the Senior Notes has been reduced to zero;

(iii)          Third, to the Junior Note Holders, pro rata based on the relative accrued and unpaid interest on the Junior Notes, until all accrued and unpaid interest on the Junior Notes has been paid;

(iv)          Fourth, to the Junior Note Holders, pro rata based on the outstanding principal amounts on the Junior Notes, until the entire principal amount on the Junior Notes has been reduced to zero; and

(v)           Fifth, to the Members, pro rata in accordance with their respective Percentage Interests.

To the extent any Leasing Expense Loans are outstanding, payment of principal and interest on such Leasing Expense Loans shall be made pari passu with the payment to the Senior Note Holders under Sections 6.06(i)-(ii) above.  To the extent any Capital Loans are outstanding, such Loans shall be paid prior to any other distributions of Net Cash Flow, subject to any restrictions in the Senior Notes or with respect to the Leasing Expense Loans, first to any interest accrued on such Capital Loans and then to reduction of principal of such Capital Loans.

VII.  MANAGEMENT

7.01.        Management.

(a)           The business and affairs of the Company shall be controlled by the Managing Member, provided however, that the actions set forth in Section 7.01(b) below (each a “Major Decision”) shall only be taken, directly or indirectly, by the Company, if at all, upon the written approval of the Consenting Members, which approval may be granted, denied or conditioned, in the sole discretion of each Consenting Member, with respect to the items set forth in Section 7.01(b)(i), (x), (xiv) and (xxii) – (xxiv) and which approval shall not otherwise be unreasonably withheld. Except with respect to Major Decisions or as otherwise expressly stated in this Agreement, no Member other than the Managing Member shall participate in the management or control of the Company or have any right to approve, vote on or otherwise consent to any matter relating to the business, affairs or assets of the Company or any Subsidiary. In the event the Managing Member requests the consent, approval or agreement of the Consenting Members with respect to any of the Major Decisions other than as set forth in Sections 7.01(b)(i), (x), (xiv) and (xxii) – (xxiv), and within ten (10) Business Days after such notice is given, a Consenting Member has not notified the Managing Member that it disapproves of, does not consent to or does not agree to the matter set forth in the notice, and provided further that approval from any Lender and from any other entity, the approval or consent of which is required, has been obtained, such matter shall be deemed to have been approved, consented to or agreed to by such Consenting Member. Any notice given pursuant to the foregoing sub-sections shall state in bold letters requesting that the Consenting Members failure to respond within ten (10) Business Days shall constitute consent.

(b)           The Major Decisions include all of the following and shall apply equally to the Company and any Subsidiary, whether or not so specified:

(i)            engaging in any business inconsistent with the purposes of the Company set forth in Section 2.05;

(ii)           except as provided in Sections 7.01(e) and 7.06 into transactions with Affiliates of the Managing Member;

(iii)          other than additional unsecured debt required to fund Leasing Expenses (“Leasing Expense Loans”), incurring or refinancing any debt (including any financing secured by the Tenant’s Lease Interest, the Building or all or a portion of the ownership interests in a Subsidiary) or materially modifying or amending the terms of any existing financing or indebtedness other than (x) trade debt incurred by Subsidiaries in connection with the ownership and operation of the Building in the ordinary course of business; or (y) any financing or refinancing of mortgage or mezzanine indebtedness for a loan in the amount of not less than $160,000,000.00 (“Permitted Financing”), provided that in connection with any such Permitted Financing the Managing Member shall not enter into any such Permitted Financing without the prior written consent of the Optibase member which consent shall be granted to the extent the terms of such Permitted Financing are not unreasonable and deemed granted if not affirmatively denied in ten (10) days of the Investor’s receipt of notice of such proposed Permitted Financing;

(iv)          except as set forth in Sections 4.03 and 4.04, requesting Additional Capital Contributions and adjustments to initial Capital Contributions;

(v)           granting of any guaranty for, or otherwise becoming a surety, endorser or accommodation endorser, the obligations of any Person;

(vi)          entering into any material amendment, termination, or modification of or waiving any material right under any Major Lease;

(vii)         entering into any material amendment, termination or modification of or waiving any material right under the Net Lease;

(viii)        incurring or, paying any capital, operating or other expense on behalf of the Company or any Subsidiary in respect of an item in excess of $100,000 that is not contemplated by an Approved Annual Budget except (i) as would not cause such expenditures to be greater than 110% of any single line item or 105% of the total Aggregate Annual Budget; and (ii) as necessitated by an Emergency;

(ix)          entering into or consenting to any restrictive covenant or easement agreement affecting the Fee Interest or the Tenant’s Lease Interest, the Building or any portion thereof (other than utility easements and the like granted or released in the ordinary course);

(x)           admitting any additional members into the Company or a Subsidiary (other than admitting a wholly-owned Subsidiary as the sole member of another wholly-owned Subsidiary);

(xi)          selling or transferring any direct or indirect ownership interest in the Company, a Subsidiary and/or the Tenant’s Lease Interest other than a transfer permitted under Sections 7.01(f) or 9.02 ;

(xii)         appointing a property manager or leasing agent for the Building except for an interim retention of an Approved Property Manager to replace a property manager or leasing agent that has been terminated or not renewed, it being agreed that upon any such termination the Members shall endeavor to select a long-term replacement as soon as practicable, but no later than ninety (90) days;

(xiii)        approving a proposed Annual Budget or making any modification to an Approved Annual Budget, provided that the Managing Member may, in its reasonable discretion, cause the Company to exceed the Approved Annual Budget by up to 10% for any single item and up to five percent (5%) of the total Aggregate Annual Budget; and

(xiv)        executing an agreement, or causing an amendment to be effectuated with respect to this Agreement, which would result in a dilution of the Interests or the Percentage Interest, of any Member, except pursuant to the terms of this Agreement expressly provided, or causing the Company, or any Subsidiary, to enter into any agreement which would result in personal liability to any Member or to any principal of a Member;

(xv)         any determination regarding rebuild or replace any improvement located within the premises demised by the Tenant’s Lease Interest following a casualty or taking, the proceeds of which exceed $250,000.

(xvi)        taking of any legal action involving any claim in excess of $500,000 and any determination to settle any legal action involving any claim in excess of $500,000,

(xvii)       approving an insurance program or changes thereto, and approval of any insurance claim or settlement in excess of $500,000;

(xviii)      the hiring of any employees by the Company or a Subsidiary;

(xix)         The replacement of the Approved Accountant;

(xx)          filing of any petition or consenting to the filing of any petition that would subject the Company or a Subsidiary to a Bankruptcy Event; the making of an assignment for the benefit of creditors of the Company or a Subsidiary; the application for appointment of a custodian, receiver or trustee by the Company or with respect to any of the Company’s property; or admitting in writing that the Company or its Subsidiary is unable to pay its debts generally as they become due

(xxi)         making any distributions by the Company, other than in accordance with Section 6.06;

(xxii)        any merger, consolidation, termination or dissolution of the Company or any Subsidiary;

(xxiii)     amending this Agreement or the organizational documents and operating agreements of the Company and any Subsidiary;

(xxiv)      any change to the treatment or classification of (i) the Company as a partnership for US federal and state income-tax purposes, or as a partnership for state law purposes, or (ii) the Building LLC as a disregarded entity for US federal and state income tax purposes or as a partnership for state law purposes; and

(xxv)       establishing reserves of the Company other than up to 110% of the amount set forth in the then-current Approved Annual Budget, provided that the Managing Member may not cause the Company to establish reserves in excess of the reserves set forth in the Approved Annual Budget to the extent that the cash flow of the Company is insufficient to service the interest obligations on the Senior Note on a current basis;

(xxvi)       Permitting any encumbrances against the Building, the Tenant’s Lease Interest, or the Fee Interest, other than (i) lien and encumbrances reflected in the Title Report obtained for the Tenant’s Lease Interest as of the date of this Agreement; (ii) the lien for ad valorem taxes or assessments not yet delinquent; (iii) inchoate mechanics liens and mechanics and materialman’s liens that arise during the ordinary course of business and that are filed of record and not bonded, insured or released of record within ninety (90) days after being filed of record; or (iv) in connection with any Permitted Financing.

(c)             Reserved.

(d)           Upon the occurrence of any direct or indirect sale or refinance by the Company or its subsidiaries of all or substantially all of the Tenant’s Lease Interest, the Mizrachi Member shall be entitled to receive the balance of the Capital Event Fee after payment of all Capital Event Costs (which shall be subtracted from the amount of the Capital Event Fee).  In the event that, in connection with any direct or indirect sale or refinance by the Company or its subsidiaries of the Tenant’s Lease Interest, the Capital Event Costs exceed the Capital Event Fee with respect to such sale or refinance, the parties shall determine a reasonable fee payable to the Managing Member for its services provided in connection with such sale or refinance.

(e)             Budget. The proposed form of the initial Annual Budget for the Company, the Building LLC and the Building is attached to this Agreement as Exhibit __.  On or prior to December 1 of each calendar year, the Managing member shall prepare a new budget for the following calendar year and shall submit such proposed budget to the Optibase Member for its approval as a Major Decision.  The Managing Member and the Optibase Member shall cooperate in  good faith to approve all budgets, including revisions, updates and amendments thereto in a prompt manner.

(f)            Notwithstanding anything contained herein to the contrary, the Mizrachi Member shall be entitled, in its sole and absolute discretion, to sell, directly or indirectly, the Tenant’s Lease Interest, if at any time, the Capital Event Proceeds from such sale satisfy the IRR Condition .

7.02.        Managing Member. Subject to the provisions of Section 7.01, the Mizrachi Member shall be the “Managing Member” of the Company in charge of the management, operation and policy of the Company, and shall be authorized and empowered on behalf and in the name of the Company to carry out any and all of the objects and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may, in its reasonable discretion, deem necessary or advisable or incidental thereto. Third parties dealing with the Company can rely conclusively upon the Managing Member’s certification that it is acting on behalf of the Company and that its acts are authorized. The Managing Member’s execution of any agreement on behalf of the Company is sufficient to bind the Company for all purposes and execution by the Managing Member on behalf of the Company shall be conclusive evidence that such execution of such agreement has been duly authorized. Subject to the terms and conditions hereof, the Managing Member shall have all of the rights and powers that may be possessed by a Managing Member under the Act and otherwise as provided by law and this Agreement.

7.03.        Control of the Members.

(a)           The Mizrachi Member shall at all times be Controlled by Joseph Mizrachi and the Optibase Member shall at all times be Controlled by Optibase Parent Company.  Notwithstanding the foregoing, following the (i) death, (ii) incapacity for more than 120 consecutive days, (iii) removal, or (iv) resignation of Joseph Mizrachi, the Mizrachi Member may be Controlled by any Permitted Successor Control Party selected pursuant to the terms and provisions of the Operating Agreement of the Mizrachi Member.  Any disputes as to whether the Person Controlling the Optibase Member or Mizrachi Member qualifies as a Permitted Successor Control Party shall be resolved and determined pursuant to the provisions of Section 13.15 of this Agreement.

(b)           The Managing Member shall at all times be Controlled by Joseph Mizrachi or a Permitted Successor Control Party.  The Optibase Member is irrevocably authorized to conclusively rely upon notice received from Joseph Mizrachi (or any Permitted Successor Control Party that Controls the Mizrachi Member) on behalf of the Managing Member.  Notice from the Managing Member to the Optibase Member shall not be effective unless such notice is executed by Joseph Mizrachi (or any Permitted Successor Control Party that Controls the Mizrachi Member) on behalf of the Managing Member, or accompanied by reasonable evidence that the signatory other than Joseph Mizrachi (or any Permitted Successor Control Party that Controls the Mizrachi Member) has been authorized by Joseph Mizrachi (or any Permitted Successor Control Party that Controls the Mizrachi Member).”

7.04.        Limited Power and Duties of the Members. Subject to Section 7.01 (Major Decisions) and except as otherwise provided in this Agreement, the Members (other than the Managing Member) shall have no power to participate in the management of the Company except as expressly authorized by this Agreement or as expressly required by the Act. Unless expressly and duly authorized in writing to do so by the Managing Member, no Member, in its capacity as such, shall have any power or authority to bind or act on behalf of the Company in any way, to pledge the Company’s credit or to render the Company liable for any purpose.

7.05.        Delegation to Officers. Subject to the provisions of Section 7.01, the Managing Member shall be entitled to appoint persons to serve as officers of the Company, with such powers, including the power to bind the Company, and subject to such limitations the Managing Member may from time to time determine. If granted the power to bind the Company, any such officer’s execution of any agreement on behalf of the Company shall be sufficient to bind the Company for all purposes and execution by any such officer on behalf of the Company shall be conclusive evidence that such execution of such agreement has been duly authorized.

7.06.        Affiliate Transactions. The Managing Member may cause the Company or any Subsidiary to enter into agreements with Affiliates of the Managing Member to provide services to the Company or any Subsidiary in the ordinary course of business; provided that competitive bids are first solicited from potential third-party service providers and the terms of such agreements shall be commercially reasonable and on an arms-length basis, and provided further, that the Managing Member shall inform the Optibase Member of any Affiliated transaction in advance of entering into such transaction.  Notwithstanding the foregoing, the Company and any Subsidiary shall not be permitted to engage or pay any compensation to an Affiliate of the Managing Member to perform construction or renovation work on Building or to perform any construction management services (including any construction management work performed under the Property Management Agreement) without first obtaining the written consent of the Optibase Member, such consent not to be unreasonably withheld.

7.07.        Other Activities. Except as otherwise expressly provided herein, the Members recognize that each Member (including the Managing Member), and its respective members, partners, shareholders, officers, directors, employees; agents, representatives and Affiliates, have or may in the future have other business interest activities and investments, some of which may be in conflict or competition with the business of the Company, and that the other Member, and its respective members, partners shareholders, officers, directors, employees, agents, representatives and Affiliates, are entitled to carry on such other business interests, activities and investments. Neither the Company, its Subsidiaries nor the other Member shall have any right, by virtue of this Agreement, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company or any of its Subsidiaries, shall not be deemed wrongful or improper. Nothing in this Section 7.07 shall be deemed to limit the obligation of either Member under any other agreement to offer the other Member a participating interest in any business, activity or investment opportunity.

7.08.        Property Sale Mechanism.

(a)           Each Member (“Initiating Member”) shall have the right, subject to the last sentence of this subsection, to initiate and complete the procedures for sale of the Tenant’s Lease Interest described in this Article (“Property Sale Procedures”) occurring after the fifth (5th) anniversary of the Effective Date, provided that the Optibase member may elect to exercise the rights set forth in this Section 7.08 at any time within sixty (60) days after the occurrence of a Removal Event and the failure to cure following expiration of all cure periods hereunder. In the event that (i) the Optibase member exercises the Property Sale Procedures within sixty (60) days after the occurrence of a Removal Event and the cure periods as prescribed above or (ii) the any Member exercises the Property Sale Procedures on a date that is later than six years and six months following the Closing Date and the Junior Notes are still unpaid and outstanding, then the Property Sale Procedures shall not be subject to the IRR Condition set forth below..

(b)           In order to initiate the Property Sale Procedures, the Initiating Member shall give written Notice (“Property Sale Notice”) to the other Member (the “Recipient Member”), which Notice shall (1) state that the Initiating Member elects to sell the Tenant’s Lease Interest on behalf of the Company and the Building LLC pursuant to this Article, (2) specify a price for the Tenant’s Lease Interest and all other assets of the Company which shall not be less than the fair market value of the Tenant’s Lease Interest (the “Offer Price”) as determined in the most recent appraisal of the Tenant’s Lease Interest performed by one of the 5 largest appraisal firms operating within the Chicago, Illinois metropolitan area (an “Qualified Appraiser”) (which shall be updated if more than six (6) months have passed since the date of the appraisal), and (3) specifying the amount (as reasonably calculated by the Company Accountant) that would be distributed to each Member (with respect to each Member, its “Distribution Amount”) if the Tenant’s Lease Interest were sold for the Offer Price and the net proceeds (assuming typical transaction costs such as repayment of debt, transfer taxes, the Capital Event Fee and the effect of the terms and conditions described in item (4) below) after paying or providing for all Company liabilities were distributed to the Members in accordance with this Agreement, which Distribution Amount may not be less than an amount that would satisfy the IRR Condition with respect to the Recipient Member, (4) state the other material terms and conditions under which the Initiating Member proposes to sell the Tenant’s Lease Interest and (5) specifically request the Recipient Member to respond to the Property Sale Notice by delivering an Election notice (as defined in Section (c) below).

(c)           If a valid Property Sale Notice is given, the Recipient Member shall, subject to subsection (d) below, within thirty (30) days (the “Election Deadline”) after its receipt of the Property Sale Notice, elect by written notice (an “Election Notice”) to the Initiating Member, to either (i) purchase the entire Interest in the Company owned by the Initiating Member for the Distribution Amount that would be received by the Initiating Member (the “Initiating Member Distribution Amount”) and without qualification or other condition (the “Recipient Sale Option”), or (ii) decline to purchase the Initiating Member’s Interests and allow the Company to cause a sale of the Tenant’s Lease Interest to a Third Party (the “Third Party Sale Option”).. The failure to timely elect any such option shall be deemed an election by the Recipient Member of the Third Party Sale Option.

(d)           Within five (5) Business Days of receipt of the Property Sale Notice, the Recipient Member may elect to contest the Offer Price (a “Demand for Valuation”) by, at its sole cost and expense, by engaging a Qualified Appraiser to conduct an additional appraisal of the Tenant’s Lease Interest, which additional appraisal shall be delivered within twenty-one (21) days of such election.  If the lower of the two appraisals is at least 90% of the higher of the two appraisals, the average of the two appraisals shall be the Offer Price.  If the lower of the two appraisals is less than 90% of the higher of the two appraisals, the two Qualified Appraisers shall, within 30 days after the date of the Demand for Valuation, select (and notify the Members of the selection and identity of) a third Qualified Appraiser who shall, within 55 days after the date of the Demand for Valuation, report its appraisal in writing simultaneously to the Members, and the Offer Price shall be the amount determined by the Member’s appraisal that is closest to the value of the Tenant’s Lease Interest determined by the third Qualified Appraiser.  In the event a Demand for Evaluation is made, the Election Deadline shall be postponed until ten (10) days after the final determination of the Offer Price pursuant to this subsection (d).

(e)           If the Recipient Member timely exercises the Recipient Sale Option, it shall simultaneously therewith deposit in escrow five percent (5%) of the Initiating Member’s Distribution Amount; any purported exercise by the Recipient Member of the Recipient Sale Option shall be invalid if not accompanied by such deposit, whereupon the Recipient Member will be deemed to have exercised the Third Party Sale Option.  The closing of the Recipient Member’s acquisition of the Initiating Member’s Interests shall be on a date designated by the Recipient Member, but not later than the sixty (60) days after the delivery of the Election Notice. At the closing, the Initiating Member’s Distribution Amount shall be paid by the Recipient Member by bank wire transfer of immediately available funds. The terms of the purchase and sale shall be without representation or warranty, except that (i) the Initiating Member shall be required to represent and warrant to the Recipient Member (and the same shall be a condition to closing) that its entire interest is owned free and clear of all liens and encumbrances (other than liens in favor of any lender to the Company whose loan will remain outstanding after closing) and is subject to no legal or equitable claims, and that the Initiating Member has the authority to sell the applicable interest and (ii) the Recipient Member shall be deemed to have assumed all obligations and liabilities relating to the purchased interest arising from transactions or events first occurring after the date of such sale, and upon request each Member shall deliver to the other appropriate documentation evidencing the sale, assignment, representation and assumption set forth herein.

(f)            Prior to the closing of the Recipient Sale Option, the Members shall use commercially reasonable efforts to have the Initiating Member and its Affiliates released from all obligations hereunder with respect to Recourse Obligations arising from events arising out of, or attributable to events, circumstances, acts or omissions occurring after the date that the Initiating Member has transferred its Interest to the Recipient Member (“Post-Transfer Liabilities”).  If the Members are unable, after employing commercially reasonable efforts, to arrange for the Initiating Member or its Affiliates to be released from all Post Transfer Liabilities in regard to Recourse Obligations, then the Recipient Member shall indemnify the Affiliates of the Initiating Member providing such Recourse Obligations for any Post-Transfer Liabilities.

(g)           If the Recipient Member fails to close under the Recipient Sale Option, the Initiating Member may retain the amount deposited in escrow as liquidated damages and if the Initiating Member fails or refuses to close under the Recipient Sale Option, the Recipient Member may sue for specific performance and enforcement costs and the Initiating Member may not thereafter deliver a Property Sale Notice.

(h)           If the Third Party Sale Option is duly elected (or deemed elected, as applicable), then the Initiating Member may cause the Company to engage one of the five (5) largest brokerage firms in the metropolitan area where the Building is located to offer the Tenant’s Lease Interest for sale to a bona fide Third Party on behalf of the Company and the Building LLC for the best offer taking into account all of the terms of such offer including, but not limited to, ) the credit worthiness of the proposed Third Party and the Initiating Member’s (or its Affiliate’s) prior experiences with the proposed Third Party (provided that in no event shall the Tenant’s Lease Interest be sold at a price that is less than the Offer Price).

(i)            If a closing has not occurred in connection with the Third Party Sale Option within one hundred and eighty (180) days of an Election Notice (or deemed Election Notice) to proceed with the Third Party Sale Option, such election and shall be null and void and no such transactions may occur without the Initiating Member first sending a new Property Sale Notice subject to the process set forth above.

7.09.        Removal of Managing Member.

(a)           Grounds for Removal.  Subject to the notice and cure rights described in subsection (b) below, the Optibase Member shall have the right to remove the Managing Member for cause by delivering to it a written Notice of removal and stating the grounds for removal, which must be based upon or related to one or more of the following (“Removal Event”):

(i)           The Managing Member takes any action in connection with a Major Decision in violation of Section 7.01 hereof or commits a Transfer that is prohibited by this Agreement under Article IX.

(ii)          The final determination of any fraud, criminal conduct punishable as a felony or material and intentional misappropriation of funds by the Managing Member or its Affiliates in its performance of duties, obligations or covenants under this Agreement or in their performance of the Property Management Agreement;

(iii)         Any knowing violation of any law by the Managing Member in connection with the Company, its Subsidiary or the Building that has had a material and adverse effect on the Company its Subsidiary or the Building, provided that such violation was taken without the consent of the Members and that sufficient capital was available to the Company and/or Building LLC to avoid such violation.

(iv)         The failure of the Managing Member to be Controlled by the Joseph Mizrahi or any Permitted Successor Control Party and the failure of Joseph Mizrahi or the Family Members of Joseph Mizrahi and [Alcalay] to beneficially own at least 15% of the Mizrachi Member;

(v)          A Bankruptcy Proceeding has been commenced by the Managing Member or Joseph Mizrachi a Bankruptcy Proceeding has been commenced involuntarily against the Managing Member or Joseph Mizrachi and has not been dismissed or discharged within ninety (90) days after it was commenced.

(b)           Notice and Cure Periods.  If (1) the cause or grounds for removal can be cured within thirty (30) days after the date of receipt by the Managing Member of the Notice of removal and (2) the Managing Member gives the Optibase Member a written undertaking to cure such matter within such 30-day period, then the Managing Member shall have such 30-day period in which to cure the cause or grounds for removal or, if the Managing Member requests additional time for completing the cure, such additional time as shall be Approved by the Optibase Member but in no event more than ninety (90) days after the receipt by the Managing Member of the original Notice of removal from the Optibase Member.  The costs and expenses of any such cure (1) shall be paid solely, fully and directly by the Managing Member and not by the Company or any other Member and (2) shall not be treated as an additional Capital Contribution or loan to the Company or any other Member.  If any cost or expense related to any such cure is paid or required to by paid by the Company or any other Member, the Managing Member shall immediately reimburse the full amount so paid to the Company or the other Member, as appropriate. Notwithstanding the foregoing, the Managing Member shall not be entitled to a cure period in the event of a Removal Event pursuant to Section 7.09(2).

7.10.        Effect of Removal.  If the cause or grounds for removal of the Managing Member is not cured within the time period permitted in subsection (b) above or is not otherwise afforded any Notice, grace or cure period with respect to such action or occurrence, the Mizrahi Member shall automatically be removed as the Managing Member and shall be replaced in that capacity by a non-member manager that is a Permitted Successor Control Party mutually agreed upon  by the Members, unless the Optibase Member sends written Notice waiving such termination.  Upon removal pursuant to this Section, the Mizrahi Member shall continue as a Member and shall continue to have the rights and obligations of a Member under this Agreement except that the Mizrahi Member shall not have the rights set forth in Section 7.01(f)..

VIII.  BOOKS AND RECORDS

8.01.        Books and Records. The Managing Member shall maintain or cause to be maintained in a manner customary and consistent with GAAP, a comprehensive system of office records, books and accounts in which shall be entered fully and accurately each and every financial transaction with respect to the operations of the Company and its Subsidiaries. The Managing Member shall maintain or cause to be maintained such books and accounts in a safe manner and separate from any records not having to do directly with the. Company. Such books and records of account shall be prepared and maintained by the Managing Member at the principal place of business of the Company or such other place or places as may from time to time be determined by the Managing Member. Each Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at its own expense at the Company’s office during reasonable business hours.

8.02.        Bank Accounts.  The Managing Member shall deposit and shall cause the Company, each property or asset manager employed by or on behalf of the Company to deposit all revenues and receipts of the Company and its Subsidiary, including cash balances derived from rents or occupancy payments or otherwise arising from the Building or the Tenant’s Leasehold Interest, in one or more bank accounts established in the name of the Company by the Managing Member (each, an “Account”).  Each Account shall be solely in the name of the Company.  In no event shall any Account be commingled with any accounts of the Managing Member or any other Person

8.03.        Accounting and Fiscal Year. The books of the Company shall be kept in accordance with US GAAP, and the Company shall report its operations for tax purposes on the accrual method. The taxable year of the Company shall end on December 31 of each year (the “Fiscal Year”), unless a different taxable year shall be required by the Code.  In the event that a different taxable year is required by the Code, the Company shall maintain an additional set of accounting books and records in accordance with US GAAP for a yearly period ending on December 31 of each year.

8.04.        Reports. The Managing Member shall prepare or cause to be prepared at the Company’s expense and furnish to each of the Members within forty-five (45) days after the close of each Fiscal Year of the Company, commencing with fiscal year 2015, an audited consolidated balance sheet of the Company and each Subsidiary dated as of the end of such Fiscal Year, an audited statement of income and expense, an unaudited statement of cash flow and an unaudited statement of changes in Members, capital for such Fiscal Year and information for the Fiscal Year as to the balance in each Member’s Capital Account.    In addition, The Managing Member shall prepare or cause to be prepared at the Company's expense and furnish to each of the Members within thirty (30) days after the close of each quarter ending on March 31, June 30 and September 30 (a “Fiscal Quarter”), a reviewed consolidated balance sheet of the Company and each Subsidiary dated as of the end of such Fiscal Quarter, a reviewed statement of income and expense, a reviewed statement of cash flow and a reviewed statement of changes in Members, capital for such Fiscal Quarter and information for the Fiscal Quarter as to the balance in each Member's Capital Account.  Within twenty (20) days after the end of each calendar month, the Managing Member shall send the Optibase Member a monthly operating report including an overview of Property activity, leasing activity, rent rolls and an operating results summary including tenant improvement works overview and other major issues.

8.05.        The Company Accountant. The Company shall retain as the regular accountant and auditor for the Company (the “Company Accountant”) any accounting firm approved and designated from time to time by the Managing Member, provided that such Company Accountant is reasonably acceptable to the Optibase Member and is approved as a member of PCAOB. The fees and expenses of the Company Accountant shall be a Company expense. As of the date hereof, the Mizrachi Member anticipates retaining Eisner Amper LLC as the Company Accountant, and Eisner Amper LLC is hereby approved by the Optibase Member.

8.06.        Loan Compliance. Notwithstanding the requirements of Sections 8.01 - 8.04 above, the Managing Member may cause the Company and/or its subsidiaries to depart from such requirements to the extent necessary to comply with the terms of any Loans made to the Company or a Subsidiary.

IX.  TRANSFER OF INTERESTS

9.01.        No Transfer. Except as expressly permitted in Section 9.02 below, no Member shall have the right to sell, assign, transfer, convey, encumber, pledge or hypothecate, directly or indirectly, all or any portion of its respective Interest (each, a “Transfer”) without the consent of the other Members. Any Transfer not in compliance with this Agreement shall be null and void ab initio.

9.02.        Permitted Transfers.

(a)           Indirect Transfers of the Optibase Member’s Interest shall be permitted provided that such Transfers comply with law and the terms of any and all Loans and provided that after giving effect to each such Transfer, the Optibase Parent Company will continue to Control the Optibase Member.  Transfers of a direct or indirect interest in the Optibase Parent Company will not be considered a Transfer under this Agreement and will not be subject to the consent of the Mizrahi Member.

(b)           The Optibase Member shall be permitted to Transfer its Interests, directly or indirectly to a Permitted Optibase Transferee.

(c)           Indirect Transfers of the Mizrachi Member’s Interest shall be permitted provided that such Transfers comply with law and the terms of any and all Loans and provided that after giving effect to each such Transfer, Joseph Mizrachi will continue to Control the Mizrachi Member and either Joseph Mizrachi, a Family Member of Joseph Mizrachi or a trust or similar device for the primary benefit of Joseph Mizrachi and/or one or more of his Family Members, together with [Alcalay] continue to own at least 15% of the Managing Member.

9.03.        Transferees. Notwithstanding anything to the contrary contained in this Agreement, no Transfer shall be permitted to the extent that such Transfer would violate any applicable law or any provision of any agreement to which the Company or its assets are bound, and no transferee of all or any portion of any Interest shall be admitted as a substitute Member unless (i) such Interest is transferred in compliance with the applicable provisions of this Agreement, and (ii) such transferee shall have executed and delivered to the Company such instruments as the Managing Member reasonably deems necessary or desirable to effectuate the admission of such transferee as a Member and to confirm the agreement of such transferee to be bound by all the terms, conditions and provisions of this Agreement with respect to such Interest. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission. All reasonable costs and expenses incurred by the Company in connection with any Transfer of any Interest and, if applicable, the admission of any transferee as a Member shall be paid by such transferee.

9.04.           Admission of Additional Members. Any additional or substitute Member admitted to the Company shall execute and deliver documentation in form reasonably satisfactory to the Managing Member accepting and agreeing to be bound by this Agreement, and such other documentation as the Managing Member shall reasonably require in order to effect such Person’s admission as an additional Member.

X.  EXCULPATION AND INDEMNIFICATION

10.01.      Indemnification.

(a)           No Member shall be bound by, or be personally liable for, the expenses, liabilities, or obligations of the Company, and the liability of each Member shall be limited solely to the amount of its contribution to the capital of the Company and its Interest, and no Member, nor the Company, nor any Person claiming by, through or under any Member, or the Company shall have any recourse to any assets of a Member other than such Member’s Interest to satisfy any liability, judgment or claim that may be obtained or made against such Member under this Agreement.

(b)           Except for the indemnity provided The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless the Managing Member and each Member and officer of the Company (severally, the “Indemnified Person”), from and against any loss, damage, liability, cost or expense (including fees and expenses of counsel selected by the Indemnified Person) ("Losses") incurred by reason of (i) the fact that the Indemnified Person was a managing member, member, director or officer of the Company (but only insofar as the matter at issue relates to actions actually or allegedly taken or omitted by such Indemnified Person on behalf of the Company with respect to the business of the Company or any Affiliated Person (as defined below) of the Company) or (ii) any action actually or allegedly taken or omitted by the Indemnified Person in any such capacity, if with respect to the matter at issue he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company or such Affiliated Person, as the case may be, and with respect to any criminal proceeding had no reasonable cause to believe such conduct was unlawful. However, the Indemnified Person shall not be entitled to indemnification with respect to any amount paid in settlement if the settlement was effected without the Company’s prior written consent, which shall not be unreasonably withheld. The fees and expenses of counsel shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Person to repay such amounts if it is ultimately determined that such Indemnified Person is not entitled to indemnification with respect thereto. Nothing in this Agreement or the Certificate of Formation of the Company shall affect any rights to indemnification to which such Indemnified Person may be entitled by contract or otherwise under law.  Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Managing Member for any Losses caused by the Managing Member's acts of gross negligence, or willful misconduct.

(c)           “Affiliated Person” means (i) each corporation, if any in the stock or securities of which the Company has directly or indirectly invested, (ii) each partnership, if any, of which the Company is a general or limited partner or in the partner interests or securities of which the Company has directly or indirectly invested, (iii) each joint venture, if any, of which the Company is a joint venturer or in the joint venture interests or securities of which the Company has directly or indirectly invested, (iv) each limited liability company, if any, of which the Company is a member or in the membership interests or securities of which the Company has directly or indirectly invested and (v) each trust, if any, (including any trust under an employee benefit plan) of which the Company is a beneficiary (or in the case of a trust under an employee benefit plan of which the Company is a sponsor) or in the trust interests or securities of which the Company has directly or indirectly invested.

10.02.      Recourse Obligations.

(a)           Notwithstanding anything contained herein to the contrary, if any “bad boy” guaranty or environmental indemnity (an obligation under each such guaranty or indemnity and any other guaranty or indemnity relating to a Loan, a “Recourse Obligation”) is required in connection with any Loan, the Mizrachi Member or an affiliate thereof that is acceptable to the applicable lenders, shall provide such guaranty or indemnity.  The Mizrachi Member shall have the right to make a capital call in accordance with the provisions of Section 4.03 to pay any Recourse Obligation and any other loss, cost or expense (including reasonable attorney’s fees and expenses) suffered or incurred by the Mizrachi Member or any of its Affiliates arising from (x) recovery of all or any portion of a Recourse Obligation or (y) any negotiations or discussions related to the defense of such Recourse Obligation (the “Recourse Obligation Capital Call”), or if previously paid, to reimburse the Mizrachi Member or its affiliated guarantor for any amounts paid thereunder; provided, however, the Mizrachi Member shall only have a right to make a Recourse Obligation Capital Call to the extent that a Recourse Obligation arises from (i) environmental liability, (ii) an event beyond the control of the Managing Member or a Subsidiary and not caused by a prohibited transfer of a beneficial interest in the Managing Member or by the failure of the Managing Member or its Affiliates to maintain financial covenants required under the Recourse Obligation, (iii) an action by the Optibase Member, or (iv) any other action Approved by the Optibase Member.

(b)           Notwithstanding anything to the contrary contained herein, if the Mizrachi Member or an Affiliate thereof makes or is required to make any payment pursuant to any Recourse Obligation that arises solely from the gross negligence or willful misconduct of the Optibase Member or any Affiliate thereof, the Optibase Member shall fund 100% of the Recourse Obligation Capital Call. Notwithstanding anything to the contrary contained herein, any payment made by the Optibase Member pursuant to this Section 10.02(b) shall not be deemed an Additional Capital Contribution solely for the purpose of calculating the Optibase Member’s Percentage Interest pursuant to Section 4.04(b)(iii).

(c)           Notwithstanding anything to the contrary contained herein, in the event any Recourse Obligations results solely from the gross negligence or willful misconduct of the Mizrachi Member, or any Affiliate thereof, the Mizrachi Member shall fund 100% of the Recourse Obligation, and such shall not be paid or be payable by the Company.

10.03.      Exculpation/Member Indemnification. Except in the case of willful misconduct, gross negligence or willful breach of the express terms of this Agreement by a Member, or as otherwise provided herein, no Member shall be liable to any other Member or the Company for any act or omission performed or omitted in good faith, (ii) such Member’s failure or refusal to perform any act, except those· required by the terms of this Agreement or (iii) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Company selected, engaged or retained in good faith.

XI.  DISSOLUTION AND TERMINATION

11.01.      Dissolution and Termination.

(a)           The Company shall be dissolved upon the first of the following events to occur: (i) the consent in writing to dissolve and wind up the affairs of the Company by the Members; (ii) all or substantially all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Members in the manner provided for in this Agreement; (iii) the Certificate of Formation shall have been cancelled in the manner required by the Act; and (iv) the entry of a judicial dissolution under Section 18-804 of the Act.

(b)           Notwithstanding any other provision of this Agreement, the bankruptcy of any Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c)           In all cases of dissolution of the Company, the business of the Company shall be wound up and the Company liquidated as promptly as practicable thereafter, and the assets of the Company shall be applied as provided for in the Act and thereafter in accordance with Section 11.01(d).

(d)           In liquidation or dissolution of the Company, the Company’s Net Cash Flow shall be applied in accordance with Section 6.06.

11.02.      Winding Up and Articles of Dissolution. The winding up of the Company shall be completed when all debts, liabilities and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining assets of the Company have been distributed as provided for in Sections 11.01(c) and (d). Within ninety (90) days following the dissolution and the commencement of the winding up of the Company, or at any time there are no Members, articles of dissolution, which shall set forth the information required by the Act, shall be filed in the Office of the Secretary of State of the State of Delaware in accordance with the Act. Prior to winding up the Company, the Company shall prepay the cost of storing the books and records of the Company with a third party provider for at least six (6) years after the winding up is completed, or for as long as legally required.

XII.  REPRESENTATIONS AND WARRANTIES

12.01.      Representations and Warranties of the Members.

(a). Each Member represents and warrants to the Company and to the other Member as follows:

(i)            Such Member has all the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Member, and the consummation of the transactions contemplated hereby, does not conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject

(ii)           All acts and other proceedings required to be taken by such Member to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken.

(iii)          This Agreement has been duly executed and delivered by such Member and constitutes the legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except as may be limited by bankruptcy, insolvency and other similar laws and general equitable principles.

(iv)          Such Member has obtained all approvals and consents required to be obtained by it in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby from all governmental authorities having any approval rights with respect thereto, and all persons having consent rights.

(v)           Such Member is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to conduct the business of the Company.

(vi)          Such Member is acquiring its interest in the Company for investment, solely for its own account, with the intention of holding such interest for investment and not with a view to, or for resale in connection with, any distribution or public offering or resale of any portion of such interest within the meaning of the Securities Act of 1933 as amended from time to time (the “Securities Act”) or any other applicable federal or state securities law, rule or regulation (“Securities Laws”).

(vii)         Such Member is an “Accredited Investor,” as such term is defined in Rule 50l(a) under the Securities Act.

(viii)        Such Member acknowledges that it is aware that its interest in the Company has not been registered under the Securities Act or under any other Securities Law in reliance upon exemptions contained therein. Such Member understands and acknowledges that its representations and warranties contained herein are being relied upon by the Company, the other Member and the constituent owners of such other Member as the basis for exemption of the issuance of interest in the Company from registration requirements of the Securities Act and other Securities Laws. Each Member acknowledges that the Company will not and has no obligation to register any Interest in the Company under the Securities Act or other Securities Laws.

(ix)           The Member is in compliance with Executive Order 13224 (September 23, 2001), the rules and regulations of the Office of Foreign Assets Control, Department of Treasury, and any enabling legislation or other Executive Orders in respect thereof.

(x)            At all times, including after giving effect to any Transfers permitted pursuant to this Agreement, such Member is not a Prohibited Person, and will not be a Prohibited Person so long as such Member remains a Member.

(xi)           If applicable to such Member, the Member has implemented a corporate anti-money laundering plan that is reasonably designed to ensure compliance with applicable foreign and U.S. anti-money laundering law.

(xii)          The Member is familiar with the U.S. Government Restricted Lists maintained by applicable U.S. Federal agencies and neither it nor any of its investors, officers or directors are on the U.S. Government Blacklists.

(xiii)         Each Member acknowledges that “plan assets”, within the meaning of the plan assets regulation promulgated by the U.S. Department of Labor (29 C.F.R. 2510.3-1 01 et seq.). will not be used for any transaction contemplated herein.

(xiv)        Such Member is, and at all times will be, a “United States Person” as defined in Section 7701(a)(30) of the Code (meaning, for clarity, that such Member is either a domestic corporation or a domestic partnership for U.S. Federal, state, and local income tax purposes).

(b)           Intentionally omitted.

(c)            Each Member agrees to indemnify and hold harmless the Company, the other Member, its Affiliates and their respective officers, directors, shareholders, partners, members, employees, successors and assigns and against any and all loss, damage, liability or expense (including costs and attorneys’ fees) which they may incur by reason of, or in connection with, any material breach of the foregoing representations and warranties by such Member, and all such representations and warranties shall survive the execution and delivery of this Agreement and the termination and dissolution of any of the Mizrachi Member, the Optibase Member and/or the Company.

XIII.  MISCELLANEOUS

13.01.      Intentionally Omitted.

13.02.      Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt, (ii) facsimile during normal business hour with confirmation of receipt, to the number indicated and by electronic email transmission (pdf), (iii) reputable commercial overnight delivery service courier, with confirmation of receipt, or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to Optibase Member	c/o Optibase Ltd..
P.O. Box 2170
Herzliya, Israel 46120
Attention: Amir Philips
Email: amirp@optibase-holdings.com

with a copy to:	Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center, 39th Floor
Tel-Aviv 6701101, Israel
Attention: Lawrence Sternthal, Esq.
Fax: (972)(3)607-4411
Email: Lawrence@gkh-law.com

If to Mizrachi Member:	c/o The Mizrachi Group, LLC
7700 Congress Avenue, Suite 3106
Boca Raton, Florida 33487
Attention: Joseph Mizrachi
Fax No.: (561) 995-8116
Email: JMizrachi@3rdmg.com

With a copy to:	Neuberger, Quinn, Gielen, Rubin & Gibber, P.A
One South Street, 27th Floor
Baltimore, Maryland 21202
Attention: Isaac M. Neuberger, Esq.
Fax No.: (410) 332-8511
Email: imn@nqgrg.com

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either party may change its email address facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

13.03.     Further Assurances. Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

13.04.     Captions. All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.

13.05.     Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

13.06.     Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and permitted assigns, and shall inure to the benefit of the parties hereto and, except as otherwise expressly provided in this Agreement, their respective executors, administrators, legal representatives, heirs, successors and permitted assigns.

13.07.     Extension Not a Waiver. No delay or omission in the ·exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.

13.08.     No Third Party Rights. Except as expressly provided herein or in the Act, this Agreement is for the sole benefit of the Members and their respective permitted successors and assigns. and shall not confer directly, indirectly, contingently, or otherwise, any rights or benefits on any Person or party other than the Members and their permitted successors and assigns.

13.09.     Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

13.10.     Entire Agreement. This Agreement contains the entire agreement among ·the parties hereto, and supersedes all prior representations, agreements and understandings (including the Letter Agreement and any prior course of dealings), both written and among the parties hereto with respect to the subject matter hereof.

13.11.     Counterparts.

(a)           This Agreement and any amendment hereto may be signed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one agreement (or amendment, as applicable).

(b)          The exchange of counterparts of this Agreement among the parties by means of facsimile transmission or by electronic email transmission (pdf) which shall contain authentic reproductions shall constitute. a valid exchange of this Agreement and shall be binding u:Pon the parties hereto.

13.12.     Survival. It is the express intention and agreement of the Members· that all covenants, agreements, statements, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement.

13.13.     Confidentiality. Each Member shall keep confidential and shall not disclose, or permit the disclosure of, any information or materials relating to the Company and its investments and activities that are not generally known to the public or which the Members believe should remain confidential or are required by law or agreement to remain confidential; m:ovided that a Member may disclose such confidential information upon prior written notice to the other Member to the extent (i) the disclosure of such information or materials is expressly required by law; (ii) the information or materials become publicly known other than through the. actions or inactions of such Member or its Affiliates, employees, financial sources, representatives, agent, actual or potential permitted investors, permitted transferees or attorneys or violations of this Agreement or any other obligations of confidentiality of such Member; (iii) the disclosure of such information and materials by such Member is to its Affiliates, employees, financial sources, representatives, agents actual or potential permitted investors, permitted transferees or attorneys; or (iv) such other Member consents in writing to such disclosure.  Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Optibase Member from publishing all or a portion of this Agreement or from delivering press releases regarding his Agreement if it is required to do so in connection with notices or filings required under applicable law or regulations (including the regulations of any stock exchange).

13.14.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any principles of conflicts of laws.

13.15.     Dispute Resolution.

(a)           Any and all claims, demands or disputes arising out of or relating to this Agreement shall be resolved and determined exclusively under the provisions of this Section 13.15,which shall be the sole and exclusive procedure for the resolution of any such disputes.

(b)           The parties to such dispute shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by good faith negotiation between the parties who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within ten (10) days after delivery of the disputing party’s notice, the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored. All negotiations pursuant to this Section 13.15(b) are confidential.

(c)            If the parties are unable to reach a satisfactory solution to any dispute within twenty (20) days after the delivery of the notice described in Section 13.15(b), then either party (the “Claimant”) shall have the right to provide written notice to the other party (the “Respondent”) that the Claimant desires to submit the dispute to arbitration to be fully, finally and exclusively resolved by binding arbitration in accordance with the following procedures:

(i)            Except as modified or supplemented herein or by written agreement of the parties, the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) or its successor. The place of arbitration shall be New York, New York. Either Member may commence arbitration by serving a notice of arbitration..

(ii)           The arbitration shall be conducted by a sole arbitrator appointed by AAA and AAA shall endeavor to make the appointment within ten (10) days following request; provided, however, that its failure to meet that deadline shall in no way impair the effectiveness of the appointment. AAA shall only appoint as arbitrator an impartial person with at least ten (10) years experience in adjudicating over matters involving properties similar to the Building in Chicago Illinois or New York, New York.

(iii)          The arbitration and this clause shall be governed by Title 9 (Arbitration) of the United States Code, the decision of the arbitration shall be final and unappealable and judgment on the award may be entered by any court of competent jurisdiction. The parties herewith consent to jurisdiction in the federal and state courts located in the county of New York, New York for the purpose of enforcing the decision.

(iv)          All fees and expenses of the arbitrator and all other expenses of the arbitration (other than attorneys’ fees incurred by the Members in connection therewith) shall be borne initially by the Members equally (i.e., 50% for each Member), but ultimately shall be home by the non prevailing party in the arbitration.

(d)           EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATIERS RELATED TO THIS AGREEMENT AND COVENANTS NOT TO INSTITUTE ANY ACTION OR LITIGATION IN ANY COURT, OR COMMENCE ANY OTHER PROCEEDING, WITH RESPECT TO ANY DISPUTE HEREUNDER.

(e)           Nothing in this Section 13.15 or any other provision of this Agreement shall prevent any Party from applying to any applicable State or Federal court for temporary restraining orders or injunctive relief, to prevent any violation of the covenants, conditions or provisions contained in this Agreement.

13.16.     Amendments. This Agreement may be not be amended, modified or terminated> nor may any provision hereof be waived, except by an instrument in writing executed by the Mizrachi Member and the Optibase Member or, in the case of a waiver, the Member against whom such waiver may be asserted.

13.17.     Intentionally Omitted.

13.18.     Intentionally Omitted.

13.19.     Brokerage.

(a)           Each Member represents to the Company and to the other Member that neither such Member nor any of its Affiliates has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts in connection with the admission of Optibase Member as a Member of the Company.

(b)           Intentionally Omitted.

(c)           Intentionally Omitted.

(d)           Each Member agrees to indemnify and hold harmless the Company, the other Member, its Affiliates and each of their respective officers, directors, shareholders, partners, members) employees, successors and assigns from and against any and all loss, damage, liability or expense (including reasonable costs and attorneys’ fees) which they may incur by reason of or in connection with, any breach of such Member’s representation, warranty or covenant in this Section 13.19. This Section 13.19 shall survive the expiration or earlier termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

MIZRACHI MEMBER:

300 RIVER PLAZA ONE LLC

By: /s/ Joseph Mizrachi
       Name: Joseph Mizrachi
       Title: Authorized Person

OPTIBASE MEMBER:

OPTIBASE CHICAGO 300 LLC

By: /s/ Amir Philips
       Name: Amir Philips
       Title: Authorized Signatory

By: /s/ Tom Wyler
       Name: Tom Wyler
       Title: Authorized Signatory